PAULSON INVESTMENT COMPANY, INC.

November 10, 2011


VIA FACSIMILE AND EDGAR
-----------------------

United States Securities & Exchange Commission
Division of Corporate Finance
Mail Stop 7010
100 F Street, N.E.
Washington, DC  20549
      Attn:  Paul Mansour

Via Facsimile and EDGAR
-----------------------

RE:   Vanguard Energy Corporation
      Registration Statement Form S-1, File Number 333-174194

Ladies and Gentlemen:

     Pursuant to Rule 461 of the Securities Act of 1933, as amended, the undersigned hereby requests acceleration of the effective date of the above referenced registration statement to Monday, November 14th, 2011 5:00 p.m. Eastern Time or as soon thereafter as is practicable.

                                          Sincerely,

                                          Paulson Investment Company, Inc.


                                          /s/ Trent D. Davis

                                          Trent D. Davis
                                          Chief Executive Officer


    811 S.W. Naito Parkway, Suite 200, Portland, Oregon 97204, (503)243-6000